EXHIBIT 99.1
DCP Midstream GP, LP
(A Delaware Limited Partnership)
Consolidated Balance Sheet
December 31, 2006

CONSOLIDATED BALANCE SHEET OF
DCP MIDSTREAM GP, LP
TABLE OF CONTENTS

Page
Independent Auditors’ Report	2
Consolidated Balance Sheet as of December 31, 2006	3
Notes to Consolidated Balance Sheet	4

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors of
DCP Midstream GP, LLC
Denver, Colorado:
We have audited the accompanying consolidated balance sheet of DCP Midstream GP, LP (a wholly-owned subsidiary of DCP Midstream, LLC) and subsidiaries (the “Company”) as of December 31, 2006. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
In our opinion, such balance sheet presents fairly, in all material respects, the financial position of DCP Midstream GP, LP as of December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.
/s/ Deloitte & Touche LLP
Denver, Colorado
April 20, 2007

DCP MIDSTREAM GP, LP
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2006
($ in millions)

ASSETS
Current assets:
Cash and cash equivalents	$46.2
Short-term investments	0.6
Accounts receivable:
Trade, net of allowance for doubtful accounts of $0.3 million	43.4
Affiliates	34.8
Inventories	30.1
Unrealized gains on non-trading derivative and hedging instrument.	4.2
Other	0.3

Total current assets	159.6
Restricted investments	102.0
Property, plant and equipment, net	194.7
Goodwill	29.3
Intangible assets, net	2.8
Equity method investments	5.9
Unrealized gains on non-trading derivative and hedging instruments	6.5
Other non-current assets	0.8

Total assets	$501.6

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable:
Trade	$66.9
Affiliates	50.4
Unrealized losses on non-trading derivative and hedging instruments	0.7
Accrued interest payable	1.1
Other	7.4

Total current liabilities	126.5
Long-term debt	268.0
Unrealized losses on non-trading derivative and hedging instruments	2.7
Other long-term liabilities	1.0
Non-controlling interest	108.3

Commitments and contingent liabilities

Member’s equity:
Member’s equity	178.0
Note receivable from DCP Midstream, LLC	(183.0)
Accumulated other comprehensive income	0.1

Total member’s equity	(4.9)

Total liabilities and member’s equity	$501.6

See accompanying notes to consolidated balance sheet.

DCP MIDSTREAM GP, LP
NOTES TO CONSOLIDATED BALANCE SHEET
As of December 31, 2006
1. Description of Business and Basis of Presentation
          DCP Midstream GP, LP, with its consolidated subsidiaries, or us, we or our, is a Delaware limited partnership, whose membership interests are owned by DCP Midstream, LLC and DCP Midstream GP, LLC. We own a 2% interest in and act as the general partner for DCP Midstream Partners, LP, or DCP Partners or the partnership, a limited partnership formed in August 2005, which is engaged in the business of gathering, compressing, treating, processing, transporting and selling natural gas and the business of producing, transporting and selling propane and natural gas liquids, or NGLs. DCP Partners’ operations and activities are managed by us. Accordingly, since we exercise control over DCP Partners, we consolidate their balance sheet. We, in turn, are managed by our general partner, DCP Midstream GP, LLC, which we refer to as our General Partner, which is wholly-owned by DCP Midstream, LLC. DCP Midstream, LLC directs DCP Partners’ business operations through their ownership and control of our General Partner. DCP Midstream, LLC and its affiliates’ employees provide administrative support to DCP Partners and operate our assets. DCP Midstream, LLC is owned 50% by Spectra Energy Corp, or Spectra Energy, and 50% by ConocoPhillips. Spectra Energy is the natural gas business that was spun off from Duke Energy Corporation, or Duke Energy, effective January 2, 2007.
          The partnership includes: our North Louisiana system assets, or Minden, Ada, and Pelico; our Seabreeze NGL transportation pipeline; our 45% equity method investment in Black Lake Pipe Line Company, or Black Lake, that were contributed to us on December 7, 2005 by DCP Midstream, LLC; our Wilbreeze NGL transportation pipeline which was completed in December 2006; and our wholesale propane logistics business that was acquired by us on November 1, 2006 from DCP Midstream, LLC.
          In November 2006, we acquired our wholesale propane logistics business from DCP Midstream, LLC for approximately $82.9 million, comprised of $77.3 million in cash ($9.9 million of which was paid in January 2007) and $5.6 million in limited partner units. Included in the acquisition was $10.5 million of costs incurred by DCP Midstream, LLC for the construction of a new propane pipeline terminal. In conjunction with the issuance of limited partner units, we maintained our 2% ownership level, in exchange for $0.1 million. See Note 4 for additional information.
          Net assets contributed by DCP Midstream, LLC represent a transfer of net assets between entities under common control. We recognize transfers of net assets between entities under common control at DCP Midstream, LLC’s basis in the net assets contributed. In addition, transfers of net assets between entities under common control are accounted for as if the transfer occurred at the beginning of the period. The amount of the purchase price in excess of DCP Midstream, LLC’s basis in the net assets, if any, is recognized as a reduction to non-controlling interest.
          In November 2006, we acquired our wholesale propane logistics business from DCP Midstream, LLC in a transaction among entities under common control. Accordingly, our financial information includes the historical results of our wholesale propane logistics business for the entire period presented. We refer to the operations of our wholesale propane logistics business prior to the acquisition from DCP Midstream, LLC as our predecessor operations.
          We closed DCP Partners’ initial public offering of 10,350,000 common units at a price of $21.50 per unit on December 7, 2005. Proceeds from the initial public offering were $206.4 million, net of offering costs. In addition, concurrent with the initial public offering, DCP Midstream, LLC contributed to us the assets described above and retained: (1) our 2% general partner interest in the partnership; (2) 7,142,857 subordinated units; and (3) 7,143 common units. Following the equity transactions related to the acquisition of our wholesale propane logistics business noted above, DCP Midstream, LLC owns in aggregate an approximate 43% interest in the partnership. See Note 11 for information related to our distribution rights associated with our general partner interest in DCP Partners.
          The consolidated balance sheet has been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. The consolidated balance sheet includes the accounts of DCP Midstream GP, LP and DCP Partners. We consolidate DCP Partners as we act as the general partner and as the limited partners do not have substantive kick-out or participating rights. DCP Partners’ investments in greater than 20% owned affiliates, which are not variable interest rights and where DCP Partners does not exercise control, are accounted for using the equity method. All significant intercompany balances and transactions have been eliminated. Transactions between us and other DCP Midstream, LLC operations and other affiliates have been identified in the consolidated balance sheet as transactions between affiliates (see Note 5).

2. Summary of Significant Accounting Policies
          Use of Estimates — Conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet and notes. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from those estimates.
          Cash and Cash Equivalents — We consider investments in highly liquid financial instruments purchased with an original stated maturity of 90 days or less to be cash equivalents.
          Short-Term and Restricted Investments — Short-term investments consist of $0.6 million at December 31, 2006. We invest available cash balances in various financial instruments, such as tax-exempt debt securities, that have stated maturities of 20 years or more. These instruments provide for a high degree of liquidity through features, which allow for the redemption of the investment at its face amount plus earned income. As we generally intend to sell these instruments within one year or less from the balance sheet date, and as they are available for use in current operations, they are classified as current assets, unless otherwise restricted.
          Restricted investments consist of $102.0 million in investments in commercial paper and various other high-grade debt securities at December 31, 2006. These investments are used as collateral to secure the term loan portion of our credit facility and are to be used only for future capital expenditures.
          We have classified all short-term and restricted investments as available-for-sale under Statement of Financial Accounting Standards, or SFAS, No. 115, Accounting for Certain Investments in Debt and Equity Securities, as we do not intend to hold them to maturity, nor are they bought or sold with the objective of generating profit on short-term differences in prices. These investments are recorded at fair value, with changes in fair value recorded as unrealized gains and losses in accumulated other comprehensive income, or AOCI. No gains or losses were deferred in AOCI at December 31, 2006. The cost, including accrued interest on investments, approximates fair value, due to the short-term, highly liquid nature of the securities held by us, and as interest rates are re-set on a daily, weekly or monthly basis.
          Gas and NGL Imbalance Accounting — Quantities of natural gas or NGLs over-delivered or under-delivered related to imbalance agreements with customers, producers or pipelines are recorded monthly as other receivables or other payables using current market prices or the weighted-average prices of natural gas or NGLs at the plant or system. These balances are settled with deliveries of natural gas or NGLs, or with cash.
          Included in the consolidated balance sheet as accounts receivable—trade, were imbalances of $0.1 million at December 31, 2006. Included in the consolidated balance sheet as accounts payable—trade, were imbalances of $0.9 million at December 31, 2006.
          Inventories — Inventories consist primarily of propane. Inventories are recorded at the lower of weighted-average cost or market value. Transportation costs are included in inventory on the consolidated balance sheet.
          Property, Plant and Equipment — Property, plant and equipment are recorded at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets (see Note 6). The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred. Expenditures to extend the useful lives of the assets are capitalized.
          Asset retirement obligations associated with tangible long-lived assets are recorded at fair value in the period in which they are incurred, if a reasonable estimate of fair value can be made, and added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability increases due to the passage of time based on the time value of money until the obligation is settled. We recognize a liability of a conditional asset retirement obligation as soon as the fair value of the liability can be reasonably estimated. A conditional asset retirement obligation is defined as an unconditional legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.
          Goodwill and Intangible Assets — Goodwill is the cost of an acquisition less the fair value of the net assets of the acquired business. The goodwill on the consolidated balance sheet was recognized by DCP Midstream, LLC when it acquired certain assets which are now included in the wholesale propane logistics business, and was allocated based on fair value to the wholesale propane logistics business in order to present historical information about the assets we acquired. We evaluate goodwill for impairment annually in the third quarter, and whenever events or changes in circumstances indicate it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Impairment testing of goodwill consists of a two-step process. The first step involves comparing the fair value of the reporting unit, to which goodwill has been allocated, with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves comparing the fair value and carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeds the fair value of that goodwill, an impairment loss is recognized in an amount equal to the excess.
          Intangible assets consist primarily of commodity contracts. The commodity contracts are amortized on a straight-line basis over the period of expected future benefit, ranging from approximately five to 25 years (see Note 7).
          Investment in and Impairment of Equity Method Investments — We account for investments in greater than 20% owned affiliates that are not variable interest entities and where we do not have the ability to exercise control, and investments in less than 20% owned affiliates where we have the ability to exercise significant influence, under the equity method.
          We evaluate our equity method investments for impairment whenever events or changes in circumstances indicate that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare the estimated fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. We assess the fair value of our equity method investments using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. If the estimated fair value is less than the carrying value and we consider the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized in the financial statements as an impairment.
          Impairment of Long-Lived Assets — We periodically evaluate whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the undiscounted sum of cash flows expected to result from the use and eventual disposition of the asset. We consider various factors when determining if these assets should be evaluated for impairment, including but not limited to:
•	significant adverse change in legal factors or business climate;

•	a current-period operating or cash flow loss combined with a history of operating or cash flow losses, or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used, or in its physical condition;

•	a significant adverse change in the market value of an asset; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.
          If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value. We assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales, internally developed discounted cash flow analysis and analysis from outside advisors. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.
          Unamortized Debt Expense — Expenses incurred with the issuance of long-term debt are amortized over the terms of the debt using the effective interest method. These expenses are recorded on the consolidated balance sheet as other non-current assets.
          Accounting for Risk Management and Hedging Activities and Financial Instruments — Each derivative not qualifying for the normal purchases and normal sales exception under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, or SFAS 133, is recorded on a gross basis in the consolidated balance sheet at its fair value as unrealized gains or unrealized losses on non-trading derivative and hedging instruments. Derivative assets and liabilities remain classified in our consolidated balance sheet as unrealized gains or unrealized losses on non-trading derivative and hedging instruments at fair value until the contractual settlement period impacts earnings.
          All derivative activity reflected in the consolidated balance sheet, which is not related to our predecessor, has been and will be transacted by us, although DCP Midstream, LLC personnel execute various transactions on our behalf (see Note 5). We designate each energy commodity derivative as either trading or non-trading. Certain non-trading derivatives are further designated as either a hedge of a forecasted transaction or future cash flow (cash flow hedge), a hedge of a recognized asset, liability or firm commitment (fair value hedge), or normal purchases or normal sales, while certain non-trading derivatives, which are related to asset-based activities, are designated as non-trading derivative activity. As of December 31, 2006, we did not have any trading activity. Non-trading derivative activity is accounted for at mark-to-market, whereby the change in the fair value of the asset or liability is recognized in earnings during the current period. Cash flow hedges and fair value hedges are accounted for using the hedge accounting method, whereby the change in the fair value of the asset or liability is recorded in the consolidated balance sheet as unrealized gains or unrealized losses on non-trading derivative and hedging instruments. For cash flow hedges, there is no recognition in earnings for the effective portion until the service is provided or the associated delivery period impacts earnings. For fair value hedges, the change in the fair value of the asset or liability, as well as the offsetting changes in value of the hedged item, are recognized in earnings. Normal purchases and normal sales are accounted for using the accrual method, whereby there is no recognition in the consolidated balance sheet or earnings for changes in fair value of a contract until the service is provided or the associated delivery period impacts earnings.
          Cash Flow and Fair Value Hedges — For derivatives designated as a cash flow hedge or a fair value hedge, we maintain formal documentation of the hedge in accordance with SFAS 133. In addition, we formally assess, both at the inception of the hedging relationship and on an ongoing basis, whether the hedge contract is highly effective in offsetting changes in cash flows or fair values of hedged items. All components of each derivative gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.
           The fair value of a derivative designated as a cash flow hedge is recorded in the consolidated balance sheet as unrealized gains or unrealized losses on non-trading derivative and hedging instruments. The effective portion of the change in fair value of a derivative designated as a cash flow hedge is recorded in member’s equity as AOCI, and the ineffective portion is recorded in earnings. During the period in which the hedged transaction impacts earnings, amounts in AOCI associated with the hedged transaction are reclassified to earnings. Hedge accounting is discontinued prospectively when it is determined that the derivative no longer qualifies as an effective hedge, or when it is probable that the hedged transaction will not occur. When hedge accounting is discontinued because the derivative no longer qualifies as an effective hedge, the derivative is subject to the mark-to-market accounting method prospectively. The derivative continues to be carried on the consolidated balance sheet at its fair value; however, subsequent changes in its fair value are recognized in current period earnings. Gains and losses related to discontinued hedges that were previously accumulated in AOCI will remain in AOCI until the hedged transaction impacts earnings, unless it is probable that the hedged transaction will not occur, in which case, the gains and losses that were previously deferred in AOCI will be immediately recognized in current period earnings.
          The fair value of a derivative designated as a fair value hedge is recorded for balance sheet purposes as unrealized gains or unrealized losses on non-trading derivative and hedging instruments.
          Valuation — When available, quoted market prices or prices obtained through external sources are used to determine a contract’s fair value. For contracts with a delivery location or duration for which quoted market prices are not available, fair value is determined based on pricing models developed primarily from historical and expected correlations with quoted market prices.
          Values are adjusted to reflect the credit risk inherent in the transaction as well as the potential impact of liquidating open positions in an orderly manner over a reasonable time period under current conditions. Changes in market prices and management estimates directly affect the estimated fair value of these contracts. Accordingly, it is reasonably possible that such estimates may change in the near term.
          Environmental Expenditures — Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures that relate to an existing condition caused by past operations and that do not generate current or future revenue are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. Environmental liabilities as of December 31, 2006, included in the consolidated balance sheet as other current liabilities, were not significant.
          Equity-Based Compensation — Under the DCP Midstream Partners, LP Long-Term Incentive Plan, or the LTIP, equity instruments may be granted to our key employees. Our General Partner adopted the LTIP for employees, consultants and directors of our General Partner and its affiliates who perform services for us. The LTIP provides for the grant of restricted units, phantom units, unit options and substitute awards and, with respect to unit options and phantom units, the grant of distribution equivalent rights, or DERs. Subject to adjustment for certain events, an aggregate of 850,000 common units may be delivered pursuant to awards under the LTIP. Awards that are cancelled, forfeited or are withheld to satisfy our General Partner’s tax withholding obligations are available for delivery pursuant to other awards. The LTIP is administered by the compensation committee of our General Partner’s board of directors. Awards were first granted under the LTIP during 2006.
          Effective January 1, 2006, we adopted the provisions of SFAS No. 123 (Revised 2004), Share-Based Payment, or SFAS 123R, which establishes accounting for stock-based awards exchanged for employee and non-employee services. Accordingly, equity classified stock-based compensation cost is measured at grant date, based on the estimated fair value of the award, and is recognized as expense over the vesting period. Liability classified stock-based compensation cost is remeasured at each reporting date and is recognized over the requisite service period. Compensation expense for awards with graded vesting provisions is recognized on a straight-line basis over the requisite service period of each separately vesting portion of the award. Awards granted to non-employees are accounted for under the provisions of EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.
          Income Taxes — We are structured as a limited partnership which is a pass-through entity for federal income tax purposes.
3. New Accounting Standards
          SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FAS 115, or SFAS 159 — In February 2007, the Financial Accounting Standards Board, or FASB, issued SFAS 159, which allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS 159 also establishes presentation and disclosure requirements designed to draw comparison between entities that elect different measurement attributes for similar assets and liabilities. SFAS 159 is effective for us on January 1, 2008. We have not assessed the impact of SFAS 159 on our consolidated financial position.
          SFAS No. 157, Fair Value Measurements, or SFAS 157 — In September 2006, the FASB issued SFAS 157, which provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for more information about: (1) the extent to which companies measure assets and liabilities at fair value; (2) the information used to measure fair value; and (3) the effect that fair value measurements have on earnings. SFAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. SFAS 157 does not expand the use of fair value to any new circumstances. SFAS 157 is effective for us on January 1, 2008. We have not assessed the impact of SFAS 157 on our consolidated financial position.
          SFAS No. 154, Accounting Changes and Error Corrections, or SFAS 154 — In June 2005, the FASB issued SFAS 154, a replacement of APB Opinion No. 20, or APB 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. Among other changes, SFAS 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented under the new accounting principle, unless it is impracticable to do so. SFAS 154 also: (1) provides that a change in depreciation or amortization of a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle; and (2) carries forward without change the guidance within APB 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. The adoption of SFAS 154 on January 1, 2006, did not have a material impact on our consolidated financial position.
          FASB Interpretation Number, or FIN, No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement 109, or FIN 48 — In July 2006, the FASB issued FIN 48, which clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The provisions of FIN 48 are effective for us on January 1, 2007. The adoption of FIN 48 is not expected to have a material impact on our consolidated financial position.
          Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB 108 — In September 2006, the Securities and Exchange Commission, or SEC, issued SAB 108 to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires entities to quantify misstatements based on their impact on each of their financial statements and related disclosures. SAB 108 is effective as of the end of our 2006 fiscal year, allowing a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006 for errors that were not previously deemed material, but are material under the guidance in SAB 108. The adoption of SAB 108 did not have a material impact on our consolidated financial position.
4. Acquisition
          On November 1, 2006, we acquired our wholesale propane logistics business, from DCP Midstream, LLC for aggregate consideration consisting of approximately $82.9 million, which consisted of $77.3 million in cash ($9.9 million of which was paid in January 2007), and the issuance of 200,312 Class C units valued at approximately $5.6 million. Included in the aggregate consideration was $10.5 million of costs associated with the construction of a new propane pipeline terminal.

          The transfer of assets between DCP Midstream, LLC and us represent a transfer of assets between entities under common control. Transfers of net assets or exchanges of shares between entities under common control are accounted for as if the transfer occurred at the beginning of the period. The $26.3 million excess purchase price over the historical basis of the net acquired assets is recorded as a reduction to non-controlling interest for financial accounting purposes.
5. Agreements and Transactions with Affiliates
DCP Midstream, LLC
          DCP Midstream, LLC provided centralized corporate functions on behalf of our predecessor operations, including legal, accounting, cash management, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering. The predecessor’s share of those costs was allocated based on the predecessor’s proportionate net investment (consisting of property, plant and equipment, net, equity method investment, and intangible assets, net) as compared to DCP Midstream, LLC’s net investment. In management’s estimation, the allocation methodologies used were reasonable and resulted in an allocation to the predecessors of their respective costs of doing business, which were borne by DCP Midstream, LLC.
Omnibus Agreement
          We have entered into an omnibus agreement, or the Omnibus Agreement, with DCP Midstream, LLC. Under the Omnibus Agreement, as amended, we are required to reimburse DCP Midstream, LLC for salaries of operating personnel and employee benefits as well as capital expenditures, maintenance and repair costs, taxes and other direct costs incurred by DCP Midstream, LLC on our behalf. We also pay DCP Midstream, LLC an annual fee of $4.8 million related to the DCP Midstream business contributed to us upon the initial public offering. The annual fee is for centralized corporate functions performed by DCP Midstream, LLC on our behalf, including legal, accounting, cash management, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes and engineering. In the second quarter of 2006, we amended the Omnibus Agreement. The amendment clarifies that the annual fee of $4.8 million under the agreement is fixed at such amount, subject to annual increases in the Consumer Price Index, and increases in connection with the expansion of our operations through the acquisition or construction of new assets or businesses. The Omnibus Agreement was further amended in November 2006, in conjunction with the acquisition of our wholesale propane logistics business from DCP Midstream, LLC. Under this amendment, we pay DCP Midstream, LLC an additional annual fee of $2.0 million related to our wholesale propane logistics business, subject to the same conditions noted above. This additional $2.0 million fee was prorated in 2006 from the date of our wholesale propane logistics business acquisition.
          The Omnibus Agreement addresses the following matters:
•	our obligation to reimburse DCP Midstream, LLC for the payment of operating expenses, including salary and benefits of operating personnel, it incurs on our behalf in connection with our business and operations;

•	our obligation to reimburse DCP Midstream, LLC for providing us with general and administrative services with respect to our business and operations, which is $6.8 million, subject to an increase for 2007 and 2008 based on increases in the Consumer Price Index and subject to further increases in connection with expansions of our operations through the acquisition or construction of new assets or businesses with the concurrence of our special committee;

•	our obligation to reimburse DCP Midstream, LLC for insurance coverage expenses it incurs with respect to our business and operations and with respect to director and officer liability coverage;

•	DCP Midstream, LLC’s obligation to indemnify us for certain liabilities and our obligation to indemnify DCP Midstream, LLC for certain liabilities;

•	DCP Midstream, LLC’s obligation to continue to maintain its credit support, including without limitation guarantees and letters of credit, for our obligations related to derivative financial instruments, such as commodity price hedging contracts, to the extent that such credit support arrangements were in effect as of the closing of the initial public offering until the earlier to occur of the fifth anniversary of the closing of the initial public offering or such time as we obtain an investment grade credit rating from either Moody’s Investor Services, Inc. or Standard & Poor’s Ratings Group with respect to any of our unsecured indebtedness; and

•	DCP Midstream, LLC’s obligation to continue to maintain its credit support, including without limitation guarantees and letters of credit, for our obligations related to commercial contracts with respect to its business or operations that were in effect at the closing of the initial public offering until the expiration of such contracts.

          Any or all of the provisions of the Omnibus Agreement, other than the indemnification provisions, will be terminable by DCP Midstream, LLC at its option if we are removed as the general partner without cause and units held by us and our affiliates are not voted in favor of that removal. The Omnibus Agreement will also terminate in the event of a change of control of DCP Partners, us or our General Partner.
Competition
          None of DCP Midstream, LLC, nor any of its affiliates, including Spectra Energy and ConocoPhillips, is restricted, under either the partnership agreement or the Omnibus Agreement, from competing with us. DCP Midstream, LLC and any of its affiliates, including Spectra Energy and ConocoPhillips, may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer us the opportunity to purchase or construct those assets.
  Indemnification
          Under the Omnibus Agreement, DCP Midstream, LLC will indemnify us for three years after the closing of the initial public offering against certain potential environmental claims, losses and expenses associated with the operation of the assets and occurring before the closing date of the initial public offering. DCP Midstream, LLC’s maximum liability for this indemnification obligation does not exceed $15 million and DCP Midstream, LLC does not have any obligation under this indemnification until our aggregate losses exceed $250,000. DCP Midstream, LLC has no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of the initial public offering. We have agreed to indemnify DCP Midstream, LLC against environmental liabilities related to our assets to the extent DCP Midstream, LLC is not required to indemnify us.
          Additionally, DCP Midstream, LLC will indemnify us for losses attributable to title defects, retained assets and liabilities (including preclosing litigation relating to contributed assets) and income taxes attributable to pre-closing operations. We will indemnify DCP Midstream, LLC for all losses attributable to the postclosing operations of the assets contributed to us, to the extent not subject to DCP Midstream, LLC’s indemnification obligations. In addition, DCP Midstream, LLC has agreed to indemnify us for up to $5.3 million of our pro rata share of any capital contributions required to be made by us to Black Lake associated with any repairs to the Black Lake pipeline that are determined to be necessary as a result of the currently ongoing pipeline integrity testing occurring from 2005 through 2007. DCP Midstream, LLC has also agreed to indemnify us for up to $4.0 million of the costs associated with any repairs to the Seabreeze pipeline that are determined to be necessary as a result of pipeline integrity testing that occurred in 2006. Pipeline integrity testing and repairs are our responsibility and are recognized as operating and maintenance expense. Any reimbursement of these expenses from DCP Midstream, LLC will be recognized by us as a capital contribution. Reimbursements related to the Seabreeze pipeline integrity repairs in 2006 were not significant.
Other Agreements and Transactions with DCP Midstream, LLC
          DCP Midstream, LLC owns certain assets and is party to certain contractual relationships around our Pelico system that are periodically used for the benefit of Pelico. DCP Midstream, LLC is able to source natural gas upstream of Pelico and deliver it to the inlet of the Pelico system, and is able to take natural gas from the outlet of the Pelico system and market it downstream of Pelico. Because of DCP Midstream, LLC’s ability to move natural gas around Pelico, there are certain contractual relationships around Pelico that define how natural gas is bought and sold between us and DCP Midstream, LLC.
          Effective December 2005, we entered into a contractual arrangement with a subsidiary of DCP Midstream, LLC that provides that DCP Midstream, LLC will purchase natural gas and transport it to the Pelico system, where we will buy the gas from DCP Midstream, LLC at its weighted-average cost delivered to the Pelico system, plus a contractually agreed-to marketing fee and other related adjustments. In addition, for a significant portion of the gas that we sell out of our Pelico system, DCP Midstream, LLC will purchase that natural gas from us and transport it to a sales point at a price equal to its net weighted-average sales price, less a contractually agreed-to marketing fee and other related adjustments.
          The above agreement was amended and restated effective February 2006 in response to DCP Midstream, LLC securing additional access to natural gas for our Pelico system. The revised agreement is described below:
•	DCP Midstream, LLC will supply Pelico’s system requirements that exceed its on-system supply. Accordingly, DCP Midstream, LLC purchases natural gas and transports it to our Pelico system, where we buy the gas from DCP Midstream, LLC at the actual acquisition cost plus transportation service charges incurred.
•	If our Pelico system has volumes in excess of the on-system demand, DCP Midstream, LLC will purchase the excess natural gas from us and transport it to sales points at an index-based price, less a contractually agreed-to marketing fee.

•	In addition, DCP Midstream, LLC may purchase other excess natural gas volumes at certain Pelico outlets for a price that equals the original Pelico purchase price from DCP Midstream, LLC, plus a portion of the index differential between upstream sources to certain downstream indices with a maximum differential and a minimum differential, plus a fixed fuel charge and other related adjustments.
          Effective December 2005, we entered into a contractual arrangement with a subsidiary of DCP Midstream, LLC that provides that for certain industrial end-user customers of the Pelico system we may sell aggregated natural gas to a subsidiary of DCP Midstream, LLC, which in turn would resell natural gas to these customers. The sales price to the subsidiary of DCP Midstream, LLC is equal to that subsidiary of DCP Midstream, LLC’s net weighted-average sales price delivered from the Pelico system less a contractually agreed-to marketing fee.
          Effective December 2005, we entered into a contractual arrangement with a subsidiary of DCP Midstream, LLC that provides that DCP Midstream, LLC will purchase the NGLs that were historically purchased by the Seabreeze pipeline, and DCP Midstream, LLC will pay us to transport the NGLs pursuant to a fee-based rate that will be applied to the volumes transported. We have entered into this fee-based contractual arrangement with the objective of generating approximately the same operating income per barrel transported that we realized when we were the purchaser and seller of NGLs. We do not take custody to the products transported on the NGL pipeline; rather, the shipper retains custody and the associated commodity price risk. DCP Midstream, LLC is the sole shipper on the Seabreeze pipeline under a 17-year transportation agreement expiring in 2022.
          In December 2006, we completed construction of our Wilbreeze pipeline, which connects a DCP Midstream, LLC gas processing plant to our Seabreeze pipeline. The project is supported by a 10-year NGL product dedication agreement with DCP Midstream, LLC.
          We sell NGLs and condensate from our Minden and Ada processing plants, and condensate from our Pelico system to a subsidiary of DCP Midstream, LLC equal to that subsidiary of DCP Midstream, LLC’s net weighted-average sales price adjusted for transportation and other charges from the tailgate of the respective asset. We also sell propane to a subsidiary of DCP Midstream, LLC.
          We anticipate continuing to purchase these commodities from and sell these commodities to DCP Midstream, LLC in the ordinary course of business.
          In the second quarter of 2006, we entered into a letter agreement with DCP Midstream, LLC whereby DCP Midstream, LLC will make capital contributions to us as reimbursement for capital projects, which were forecasted to be completed prior to the initial public offering, but were not completed by that date. Pursuant to the letter agreement, DCP Midstream, LLC made capital contributions to us of $3.4 million during 2006, to reimburse us for the capital costs we incurred, primarily for growth capital projects. At December 31, 2006, all of these projects were completed.
          We have a note receivable from DCP Midstream, LLC totaling $183.0 million. This note is due on demand; however, we do not anticipate requiring DCP Midstream, LLC to repay this amount. Accordingly we have reflected this receivable as a component of member’s equity. The note receivable bears interest at the greater of 5.00% or the applicable federal rate in effect under section 1274(d) of the Internal Revenue Code of 1986. The interest rate in effect on the note was 5.00% at December 31, 2006. All interest income earned under the note has been distributed to DCP Midstream, LLC.
          In accordance with our partnership agreement, we distribute all cash to our members according to their membership interests.
Duke Energy and Spectra Energy
          Prior to December 31, 2006, we charged transportation fees, sold a portion of our residue gas to, and purchased raw natural gas from, Duke Energy and its affiliates. We anticipate continuing to purchase and sell these commodities to Spectra Energy and its affiliates in the ordinary course of business.
ConocoPhillips
          We have multiple agreements whereby we provide a variety of services to ConocoPhillips and its affiliates. The agreements include fee-based and percentage-of-proceeds gathering and processing arrangements, and gas purchase and gas sales agreements. We anticipate continuing to purchase from and sell these commodities to ConocoPhillips and its affiliates in the ordinary course of business. In addition, we may be reimbursed by ConocoPhillips for certain capital projects where the work is performed by us. We received $3.9 million of capital reimbursements during the year ended December 31, 2006.

          We had accounts receivable and accounts payable with affiliates as follows as of December 31, 2006 ($ in millions):

DCP Midstream, LLC:
Accounts receivable	$30.0
Accounts payable	$46.6
Duke Energy:
Accounts receivable	$0.2
Accounts payable	$1.8
ConocoPhillips:
Accounts receivable	$4.6
Accounts payable	$2.0
6. Property, Plant and Equipment
          A summary of property, plant and equipment by classification is as follows as of December 31, 2006 ($ in millions):

	Depreciable
	Life
Gathering systems	15 — 30 Years	$107.3
Processing plants	25 — 30 Years	53.2
Terminals	25 — 30 Years	8.2
Transportation	25 — 30 Years	139.6
General plant	3 — 5 Years	3.6
Construction work in progress		16.2

Property, plant and equipment		328.1
Accumulated depreciation		(133.4)

Property, plant and equipment, net		$194.7

          Asset Retirement Obligations — Our asset retirement obligations relate primarily to the retirement of various gathering pipelines and processing facilities, obligations related to right-of-way easement agreements, and contractual leases for land use. We adjust our asset retirement obligation each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows. The asset retirement obligation, included in other long-term liabilities in the consolidated balance sheet, was $0.5 million at December 31, 2006.
7. Goodwill and Intangible Assets
          Goodwill consists of the amount that was recognized by DCP Midstream, LLC when it acquired certain assets which are now included in our Wholesale Propane Logistics segment, and was allocated based on fair value to the wholesale propane logistics business in order to present historical information about the assets we acquired in November 2006. As this was a transaction among entities under common control, our financial information includes the results of our wholesale propane logistics business for the entire period presented. There were no changes in the $29.3 million carrying amount of goodwill during the year ended December 31, 2006. We perform an annual goodwill impairment test, and update the test during interim periods if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We use a discounted cash flow analysis supported by market valuation multiples to perform the assessment. Key assumptions in the analysis include the use of an appropriate discount rate, estimated future cash flows and an estimated run rate of general and administrative costs. In estimating cash flows, we incorporate current market information, as well as historical and other factors, into our forecasted commodity prices. Our annual goodwill impairment test indicated that our reporting unit’s fair value exceeded its carrying or book value; therefore, we have determined that there is no indication of impairment.

          Intangible assets consist primarily of commodity purchase contracts. The gross carrying amount and accumulated amortization for the commodity purchase contracts and other intangible assets are included in the accompanying consolidated balance sheet as intangible assets, and are as follows as of December 31, 2006 ($ in millions):

Gross carrying amount	$4.4
Accumulated amortization	(1.6)

Intangible assets, net	$2.8

          As of December 31, 2006, the remaining amortization periods for these contracts range from approximately two to 20 years, with a weighted-average remaining period of approximately 15 years.
8. Equity Method Investments
          We have two investments accounted for using the equity method. The following table includes our percentage of ownership and the carrying value of our investments as of December 31, 2006 ($ in millions):

	Percentage of
	Ownership	Carrying Value
Black Lake Pipe Line Company	45%	$5.7
Other	50%	0.2
          Black Lake owns a 317-mile NGL pipeline, with a throughput capacity of approximately 40 MBbls/d. The pipeline receives NGLs from a number of gas plants in Louisiana and Texas. There was a deficit between the carrying amount of the investment and the underlying equity of Black Lake of $6.7 million at December 31, 2006, which is associated with, and is being accreted over, the life of the underlying long-lived assets of Black Lake.
          The following summarizes balance sheet information of our equity method investments as of December 31, 2006 ($ in millions):

Balance sheet:
Current assets	$4.0
Non-current assets.	18.3
Current liabilities	0.8

Net assets	$21.5

9. Estimated Fair Value of Financial Instruments
          We have determined the following fair value amounts using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The following summarizes the estimated fair value of financial instruments as of December 31, 2006 ($ in millions):

		Estimated
	Carrying	Fair
	Amount	Value
Restricted investments	$102.0	$102.0
Accounts receivable	$78.2	$78.2
Accounts payable	$117.3	$117.3
Unrealized gains (losses) on non-trading derivative and hedging instruments	$7.3	$7.3
Long-term debt	$268.0	$268.0
          The fair value of restricted investments, accounts receivable and accounts payable are not materially different from their carrying amounts because of the short term nature of these instruments or the stated rates approximating market rates. Unrealized gains and unrealized losses on mark-to-market and hedging instruments are carried at fair value.
          The carrying value of long-term debt approximates fair value, as the interest rate is variable and reflects current market conditions.

10. Debt
          Credit Facility with Financial Institutions — On December 7, 2005, we entered into a 5-year credit agreement, or the Credit Agreement, providing a $250.0 million revolving and a $100.1 million term loan facility. The unused portion of the revolving credit facility may be used for letters of credit. The Credit Agreement matures on December 7, 2010. The Credit Agreement prohibits us from making distributions of Available Cash to unitholders if any default or event of default (as defined in the Credit Agreement) exists. The Credit Agreement requires us to maintain at all times (commencing with the quarter ended March 31, 2006) a leverage ratio (the ratio of our consolidated indebtedness to our consolidated EBITDA, in each case as is defined by the Credit Agreement) of less than or equal to 4.75 to 1.0 (and on a temporary basis for not more than three consecutive quarters following the acquisition of assets in the midstream energy business of not more than 5.25 to 1.0); and maintain at the end of each fiscal quarter an interest coverage ratio (defined to be the ratio of adjusted EBITDA, as defined by the Credit Agreement to be earnings before interest, taxes and depreciation and amortization and other non-cash adjustments, for the four most recent quarters to interest expense for the same period) of greater than or equal to 3.0 to 1.0.
          The revolving credit facility bears interest at a rate equal to the London Interbank Offered Rate, or LIBOR, plus an applicable margin, which ranges from 0.27% to 1.025%, based on leverage level or credit rating, or at the higher of the federal funds rate plus 0.50% or Wachovia Bank’s prime rate plus an applicable margin of 0% to 0.025%, based on leverage level. The weighted-average interest rate on the revolving credit facility was 5.86% at December 31, 2006. The revolving credit facility incurs an annual facility fee of 0.08% to 0.35%, depending on the applicable leverage level or debt rating. This fee is paid on drawn and undrawn portions of the revolving credit facility. The term loan bears interest at a rate equal to either the London Interbank Offered Rate, or LIBOR, plus 0.15%, the federal funds rate plus 0.5%, or the Wachovia Bank prime rate. The interest rate on the term loan was 5.47% at December 31, 2006.
          At December 31, 2006, there was $168.0 million outstanding on the revolving credit facility, and $100.0 million outstanding on the term loan facility. The term loan facility is fully collateralized by high-grade securities, which are classified as restricted investments on the consolidated balance sheet. As of December 31, 2006, $1.1 million was recorded as accrued interest payable in the consolidated balance sheet. At December 31, 2006 there were $0.2 million letters of credit outstanding. In December 2005, we incurred $0.7 million of debt issuance costs associated with the Credit Agreement. These expenses are deferred as other non-current assets in the consolidated balance sheet and will be amortized over the term of the Credit Agreement.
          Long-term debt at December 31, 2006 was as follows ($ in millions):

Principal
Amount
Revolving credit facility, weighed-average interest rate of 5.86% at December 31, 2006, due December 7, 2010	$168.0
Term loan facility, interest rate of 5.47% at December 31, 2006, due December 7, 2010	100.0

Total long-term debt	$268.0

11. Non-Controlling Interest
          Non-controlling interest represents the ownership interests of DCP Partners’ public unitholders in net assets of DCP Partners through DCP Partners’ publicly traded common units, as well as affiliate ownership interests in common units and in all of the class C and subordinated units. We own a 2% general partner interest in DCP Partners. For financial reporting purposes, the assets and liabilities of DCP Partners are consolidated with those of our own, with any third party and affiliate investors’ interest in our consolidated balance sheet amounts shown as non-controlling interest. Distributions to and contributions from non-controlling interests represent cash payments and cash contributions, respectively, from such third-party and affiliate investors.
          At December 31, 2006, DCP Partners had outstanding 10,357,143 common units, 200,312 class C units and 7,142,857 subordinated units.
          General — DCP Partners’ partnership agreement requires that, within 45 days after the end of each quarter, DCP Partners distribute all Available Cash (defined below) to unitholders of record on the applicable record date, as determined by us as the general partner.
          Definition of Available Cash — Available Cash, for any quarter, consists of all cash and cash equivalents on hand at the end of that quarter:

•	less the amount of cash reserves established by us as the general partner to:
•	provide for the proper conduct of our business;

•	comply with applicable law, any of our debt instruments or other agreements; or

•	provide funds for distributions to the unitholders and to us as the general partner for any one or more of the next four quarters;
•	plus, if we as the general partner so determine, all or a portion of cash and cash equivalents on hand on the date of determination of Available Cash for the quarter.
          General Partner Interest and Incentive Distribution Rights — We as the general partner are entitled to 2% of all quarterly distributions that DCP Partners makes prior to their liquidation. We have the right, but not the obligation, to contribute a proportionate amount of capital to DCP Partners to maintain our current general partner interest. Our 2% interest in these distributions will be reduced if DCP Partners issues additional units in the future and we do not contribute a proportionate amount of capital to DCP Partners to maintain our 2% general partner interest.
          The incentive distribution rights held by us entitle us to receive an increasing share of Available Cash when pre-defined distribution targets are achieved. Our incentive distribution rights are not reduced if DCP Partners issues additional units in the future and we do not contribute a proportionate amount of capital to DCP Partners to maintain our 2% general partner interest. Please read the Distributions of Available Cash during the Subordination Period and Distributions of Available Cash after the Subordination Period sections below for more details about the distribution targets and their impact on our incentive distribution rights.
          Class C Units — The Class C units have the same liquidation preference, rights to cash distributions and voting rights as the common units. The Class C units will automatically convert to common units once the Class C units represent less than 1% of the total outstanding limited partner units. After two years, if the Class C units are not converted into common units, either automatically or by common unitholder approval, they will receive 115% of the distribution amount for common units.
          Subordinated Units — All of the subordinated units are held by DCP Midstream, LLC. Our partnership agreement provides that, during the subordination period, the common units will have the right to receive distributions of Available Cash each quarter in an amount equal to $0.35 per common unit, or the Minimum Quarterly Distribution, plus any arrearages in the payment of the Minimum Quarterly Distribution on the common units from prior quarters, before any distributions of Available Cash may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the Minimum Quarterly Distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be Available Cash to be distributed on the common units. The subordination period will end, and the subordinated units will convert to common units, on a one for one basis, when certain distribution requirements, as defined in the partnership agreement, have been met. The earliest date at which the subordination period may end is December 31, 2008 and 50% of the subordinated units may convert to common units as early as December 31, 2007. The rights of the subordinated unitholders, other than the distribution rights described above, are substantially the same as the rights of the common unitholders.
          Distributions of Available Cash during the Subordination Period — The partnership agreement requires that DCP Partners make distributions of Available Cash for any quarter during the subordination period in the following manner:
•	first, 98% to the common unitholders, pro rata, and 2% to us as the general partner, until DCP Partners distributes for each outstanding common unit an amount equal to the Minimum Quarterly Distribution for that quarter;

•	second, 98% to the common unitholders, pro rata, and 2% to us as the general partner, until DCP Partners distributes for each outstanding common unit an amount equal to any arrearages in payment of the Minimum Quarterly Distribution on the common units for any prior quarters during the subordination period;

•	third, 98% to the subordinated unitholders, pro rata, and 2% to us as the general partner, until DCP Partners distributes for each subordinated unit an amount equal to the Minimum Quarterly Distribution for that quarter; and

•	fourth, 98% to all unitholders, pro rata, and 2% to us as the general partner, until each unitholder receives a total of $0.4025 per unit for that quarter (the First Target Distribution);

•	fifth, 85% to all unitholders, pro rata, and 15% to us as the general partner, until each unitholder receives a total of $0.4375 per unit for that quarter (the Second Target Distribution);

•	sixth, 75% to all unitholders, pro rata, and 25% to us the general partner, until each unitholder receives a total of $0.525 per unit for that quarter (the Third Target Distribution); and

•	thereafter, 50% to all unitholders, pro rata, and 50% to us as the general partner (the Fourth Target Distribution).
          Distributions of Available Cash after the Subordination Period — DCP Partners’ partnership agreement requires that they make distributions of Available Cash from operating surplus for any quarter after the subordination period in the following manner:
•	first, 98% to all unitholders, pro rata, and 2% to us as the general partner, until each unitholder receives a total of $0.4025 per unit for that quarter;

•	second, 85% to all unitholders, pro rata, and 15% to us as the general partner, until each unitholder receives a total of $0.4375 per unit for that quarter;

•	third, 75% to all unitholders, pro rata, and 25% to us as the general partner, until each unitholder receives a total of $0.525 per unit for that quarter; and

•	thereafter, 50% to all unitholders, pro rata, and 50% to us as the general partner.
          In February 2006, we paid a cash distribution of $0.095 per unit, to unitholders of record on February 3, 2006. That distribution represented the pro rata portion of our Minimum Quarterly Distribution of $0.35 per unit for the period December 7, 2005, the closing of our initial public offering, through December 31, 2005. During 2006, we paid additional quarterly cash distributions aggregating $1.135 per unit.
12. Member’s Equity
          At December 31, 2006, member’s equity consisted of our capital account, a note receivable from DCP Midstream, LLC and accumulated other comprehensive income.
           As of December 31, 2006, we had a deficit balance of $5.0 million in our member’s equity account. This negative balance does not represent an asset to us and does not represent obligations by us to contribute cash or other property. The member’s equity account generally consists of our cumulative share of net income less cash distributions made plus capital contributions made. Cash distributions that we receive during a period from DCP Partners may exceed our interest in DCP Partners’ net income for the period. DCP Partners makes quarterly cash distributions of all of its Available Cash, defined above. Future cash distributions that exceed net income and contributions made will result in an increase in the deficit balance in the member’s equity account.
13. Risk Management and Hedging Activities, Credit Risk and Financial Instruments
          We are exposed to market risks, including changes in commodity prices and interest rates. We may use financial instruments such as forward contracts, swaps and futures to mitigate the effects of the identified risks. In general, we attempt to hedge risks related to the variability of future earnings and cash flows resulting from changes in applicable commodity prices or interest rates so that we can maintain cash flows sufficient to meet debt service, required capital expenditures, distribution objectives and similar requirements. We have established a comprehensive risk management policy, or the Risk Management Policy, and a risk management committee, to monitor and manage market risks associated with commodity prices and interest rates. Our Risk Management Policy prohibits the use of derivative instruments for speculative purposes.
          Commodity Price Risk — Our operations of gathering, processing, and transporting natural gas, and the accompanying operations of transporting and marketing of NGLs create commodity price risk due to market fluctuations in commodity prices, primarily with respect to the prices of NGLs, natural gas and crude oil. As an owner and operator of natural gas processing and other midstream assets, we have an inherent exposure to market variables and commodity price risk. The amount and type of price risk is dependent on the underlying natural gas contracts to purchase and process raw natural gas. Risk is also dependent on the types and mechanisms for sales of natural gas and NGLs, and related products produced, processed, transported or stored.
          Our wholesale propane logistics business is generally designed to establish stable margins by entering into supply arrangements that specify prices based on established floating price indices and by entering into sales agreements that provide for floating prices that are tied to our variable supply costs plus a margin. To the extent that we carry propane inventories or our sales and supply arrangements are not aligned we are exposed to market variables and commodity price risk. The amount and type of price risk is dependent on the mechanisms and locations for purchases, sales, transportation and storage of propane.
          Interest Rate Risk — Interest rates on future credit facility draws and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. Although this could limit our ability to raise funds in the debt capital markets, we expect to remain competitive with respect to acquisitions and capital projects, as our competitors would face similar circumstances.

          Credit Risk — In the Natural Gas Services segment, we sell natural gas to marketing affiliates of natural gas pipelines, marketing affiliates of integrated oil companies, marketing affiliates of DCP Midstream, LLC, national wholesale marketers, industrial end-users and gas-fired power plants. In the Wholesale Propane Logistics segment, we sell primarily to retail propane distributors. In the NGL Logistics segment, our principal customers include an affiliate of DCP Midstream, LLC, producers and marketing companies. Concentration of credit risk may affect our overall credit risk, in that these customers may be similarly affected by changes in economic, regulatory or other factors. Where exposed to credit risk, we analyze the counterparties’ financial condition prior to entering into an agreement, establish credit limits, and monitor the appropriateness of these limits on an ongoing basis. We operate under DCP Midstream, LLC’s corporate credit policy. DCP Midstream, LLC’s corporate credit policy, as well as the standard terms and conditions of our agreements, prescribe the use of financial responsibility and reasonable grounds for adequate assurances. These provisions allow our credit department to request that a counterparty remedy credit limit violations by posting cash or letters of credit for exposure in excess of an established credit line. The credit line represents an open credit limit, determined in accordance with DCP Midstream, LLC’s credit policy and guidelines. The agreements also provide that the inability of a counterparty to post collateral is sufficient cause to terminate a contract and liquidate all positions. The adequate assurance provisions also allow us to suspend deliveries, cancel agreements or continue deliveries to the buyer after the buyer provides security for payment to us in a satisfactory form.
          Commodity Cash Flow Hedges — We executed a series of derivative financial transactions, referred to as swap contracts. In 2005 we entered into natural gas swap contracts with a combined notional volume of approximately 4,000 MMBtu/day for a term of January 2006 through December 2010. These contracts are intended to hedge the risk of weakening natural gas prices. In 2005 we also entered into crude oil swap contracts with a combined notional volume of approximately 650 Bbls/day for a term of January 2006 through December 2010. These contracts are intended to hedge the risk of weakening NGL and condensate prices. In 2006 we entered into crude oil swap contracts with a notional volume of 350 Bbls/day for a term of January 2011 through December 2011. These contracts are intended to hedge the risk of weakening condensate prices. Each of these swap contracts has been designated as a cash flow hedge. As a result of these transactions, we have hedged a significant portion of our expected natural gas and NGL commodity price risk relating to our percentage-of-proceeds gathering and processing contracts through 2010, and of our expected condensate commodity price risk relating to condensate recovered from gathering operations through 2011.
          We use natural gas and crude oil swaps to hedge the impact of market fluctuations in the price of NGLs, natural gas and condensate. The effective portion of the change in fair value of a derivative designated as a cash flow hedge is accumulated in AOCI, and the ineffective portion is recorded in the consolidated statement of operations as sales of natural gas, propane, NGLs and condensate. For the year ended December 31, 2006, we recognized losses of $0.3 million due to the ineffectiveness of these cash flow hedges. For the year ended December 31, 2006, gains of $2.6 million were reclassified into earnings as a result of settlements. For the year ended December 31, 2006, no derivative gains or losses were reclassified from AOCI to current period earnings as a result of the discontinuance of cash flow hedges related to certain forecasted transactions that are not probable of occurring, or due to a derivative no longer qualifying as an effective hedge. All components of each derivative’s gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.
          During the period in which the hedged transaction impacts earnings, amounts in AOCI associated with the hedged transaction will be reclassified to earnings. As of December 31, 2006, there were net deferred gains of $0.1 million related to commodity cash flow hedge derivative contracts in AOCI. As of December 31, 2006, $0.1 million of deferred net gains on derivative instruments in AOCI are expected to be reclassified into earnings during the next 12 months as the hedged transactions impact earnings; however, due to the volatility of the commodities markets, the corresponding value in AOCI is subject to change prior to its reclassification into earnings.
          Commodity Fair Value Hedges — We use fair value hedges to hedge exposure to changes in the fair value of an asset or a liability (or an identified portion thereof) that is attributable to fixed price risk. We may hedge producer price locks (fixed price gas purchases) to reduce our exposure to fixed price risk by swapping the fixed price risk for a floating price position (New York Mercantile Exchange or index-based).
          All components of each derivative’s gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted. During the year ended December 31, 2006, there were no firm commitments that no longer qualified as fair value hedge items and, therefore, we did not recognize an associated gain or loss.
          Normal Purchases and Normal Sales — If a contract qualifies and is designated as a normal purchase or normal sale, no recognition of the contract’s fair value in the consolidated balance sheet is required until the associated delivery period impacts earnings. We have applied this accounting election for contracts involving the purchase or sale of physical natural gas, propane or NGLs in future periods.

          Commodity Non-Trading Derivative Activity — Our operations of gathering, processing, and transporting natural gas, and the accompanying operations of transporting and marketing of NGLs create commodity price risk due to market fluctuations in commodity prices, primarily with respect to the prices of NGLs, natural gas and crude oil. To the extent possible, we match the pricing of our supply portfolio to our sales portfolio in order to lock in value and reduce our overall commodity price risk. We manage the commodity price risk of our supply portfolio and sales portfolio with both physical and financial transactions. We occasionally will enter into financial derivatives to lock in price differentials across the Pelico system to maximize the value of pipeline capacity. These financial derivatives are accounted for using mark-to-market accounting with changes in fair value recognized in current period earnings.
          Our wholesale propane logistics business is generally designed to establish stable margins by entering into supply arrangements that specify prices based on established floating price indices and by entering into sales agreements that provide for floating prices that are tied to our variable supply costs plus a margin. Occasionally, we may enter into fixed price sales agreements in the event that a retail propane distributor desires to purchase propane from them on a fixed price basis. We manage this risk with both physical and financial transactions, sometimes using non-trading derivative instruments, which generally allow us to swap our fixed price risk to market index prices that are matched to our market index supply costs. In addition, we may on occasion use financial derivatives to manage the value of our propane inventories. These financial derivatives are accounted for using mark-to-market accounting with changes in fair value recognized in current period earnings. We manage our asset-based activities in accordance with our Risk Management Policy which limits exposure to market risk and requires regular reporting to management of potential financial exposure. In addition, we may on occasion use financial derivatives to manage the value of our propane inventories.
          Interest Rate Cash Flow Hedge — During 2006, we entered into interest rate swap agreements to hedge the variable interest rate on $125.0 million of the indebtedness outstanding under their revolving credit facility. The interest rate swap agreements have been designated as cash flow hedges, and effectiveness is determined by matching the principal balance and terms with that of the specified obligation. The effective portions of changes in fair value are recognized in AOCI in the consolidated balance sheet. For the year ended December 31, 2006, gains reclassified into earnings as a result of settlements were insignificant. As of December 31, 2006, gains deferred in AOCI related to these swaps were insignificant. As of December 31, 2006, an insignificant amount of these deferred net gains on derivative instruments in AOCI are expected to be reclassified into earnings during the next 12 months as the hedged transactions impact earnings however, due to the volatility of the interest rate markets, the corresponding value in AOCI is subject to change prior to its reclassification into earnings. Ineffective portions of changes in fair value are recognized in earnings. The agreements reprice prospectively approximately every 90 days, and expire on December 7, 2010. Under the terms of the interest rate swap agreements, we pay fixed rates ranging from 4.68% to 5.08%, and receive interest payments based on the three-month LIBOR. The differences to be paid or received under the interest rate swap agreements are recognized as an adjustment to interest expense. The agreements are with major financial institutions, which are expected to fully perform under the terms of the agreements.
14. Equity-Based Compensation
          On November 28, 2005, the board of directors of our General Partner adopted the LTIP for employees, consultants and directors of our General Partner and its affiliates who perform services for us, effective as of December 7, 2005. Under the LTIP, equity-based instruments may be granted to our key employees. The LTIP provides for the grant of limited partner units, or LPUs, phantom units, unit options and substitute awards, and, with respect to unit options and phantom units, the grant of DERs. Subject to adjustment for certain events, an aggregate of 850,000 LPUs may be delivered pursuant to awards under the LTIP. Awards that are canceled, forfeited or are withheld to satisfy our General Partner’s tax withholding obligations are available for delivery pursuant to other awards. The LTIP is administered by the compensation committee of our General Partner’s board of directors. We first granted awards under the LTIP during 2006.
          Performance Units — During the year ended December 31, 2006, we awarded 40,560 phantom LPUs pursuant to the LTIP, or Performance Units, to certain employees. Performance Units generally vest in their entirety at the end of a three year performance period. The number of Performance Units which will ultimately vest range from 0% to 150% of the outstanding Performance Units, depending on the achievement of specified performance targets over a three year period ending on December 31, 2008. The final performance payout is determined by the compensation committee of the board of directors of our General Partner. Each Performance Unit includes a DER, which will be paid in cash at the end of the performance period. At December 31, 2006, there was approximately $0.6 million of unrecognized compensation expense related to the Performance Units that is expected to be recognized over a weighted-average period of 2.0 years. The following table presents information related to the Performance Units:

		Grant Date	Measurement
		Weighted-	Date
		Average	Weighted-
		Price per	Average Price
	Units	Unit	per Unit
Outstanding at December 31, 2005	—	$—
Granted	40,560	$26.96
Forfeited	(17,470)	$26.96

Outstanding at December 31, 2006	23,090	$26.96	$34.55

Expected to vest	23,090	$26.96	$34.55
          The estimate of Performance Units that are expected to vest is based on highly subjective assumptions that could potentially change over time, including the expected forfeiture rate and achievement of performance targets. Therefore the amount of unrecognized compensation expense noted above does not necessarily represent the value that will ultimately be realized in earnings.
          IPO Phantom Units — In conjunction with the initial public offering, in January 2006 our General Partner’s board of directors awarded phantom LPUs, or IPO Phantom Units, to key employees, and to directors who are not officers or employees of affiliates of our General Partner. Of these IPO Phantom Units, 16,700 units will vest upon the three year anniversary of the grant date, and 8,000 units vest ratably over three years. Each IPO Phantom Unit includes a DER, which is paid quarterly in arrears. At December 31, 2006, there was approximately $0.5 million of unrecognized compensation expense related to the IPO Phantom Units that is expected to be recognized over a weighted-average period of 1.7 years. The following table presents information related to the IPO Phantom Units:

		Grant Date	Measurement
		Weighted-	Date
		Average	Weighted-
		Price per	Average Price
	Units	Unit	per Unit
Outstanding at December 31, 2005	—	$—
Granted	35,900	$24.05
Forfeited	(11,200)	$24.05

Outstanding at December 31, 2006	24,700	$24.05	$34.55

Expected to vest	24,700	$24.05	$34.55
          The estimate of IPO Phantom Units that are expected to vest is based on highly subjective assumptions that could potentially change over time, including the expected forfeiture rate. Therefore the amount of unrecognized compensation expense noted above does not necessarily represent the value that will ultimately be realized in earnings.
          We intend to settle the awards issued under the LTIP in cash upon vesting. Compensation expense is recognized ratably over each vesting period, and will be remeasured quarterly for all awards outstanding until the units are vested. The fair value of all awards is determined based on the closing price of our common units at each measurement date. During the year ended December 31, 2006, no awards were vested or settled.
15. Income Taxes
          We are structured as a limited partnership, which is a pass-through entity for U.S. income tax purposes. Accordingly, we had no deferred tax balances as of December 31, 2006.
          In May 2006, the State of Texas enacted a new margin-based franchise tax into law that replaces the existing franchise tax. This new tax is commonly referred to as the Texas margin tax. Corporations, limited partnerships, limited liability companies, limited liability partnerships and joint ventures are examples of the types of entities that are subject to the new tax. The tax is considered an income tax for purposes of adjustments to the deferred tax liability. The tax is determined by applying a tax rate to a base that considers both revenues and expenses. The Texas margin tax becomes effective for franchise tax reports due on or after January 1, 2008. The tax, which is assessed at 1% of taxable margin apportioned to Texas, will be based on the margin earned during the prior calendar year.

          The Texas margin tax is considered an income tax for purposes of calculating the deferred tax liability. GAAP requires that deferred taxes be adjusted upon enactment of new tax law, which occurred in 2006. The deferred tax liabilities associated with the Texas margin tax were insignificant.
16. Commitments and Contingent Liabilities
          Litigation — We are not a party to any significant legal proceedings but are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of business. Management currently believes that the ultimate resolution of the foregoing matters, taken as a whole, and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect upon our consolidated financial position.
          In June 2006, a DCP Midstream, LLC customer whose plant is served by our Seabreeze pipeline notified DCP Midstream, LLC that off specification NGLs had been received into their facility. Our Seabreeze pipeline transports NGLs owned by DCP Midstream, LLC that are delivered to the customer under the terms of a transportation agreement. The customer sent a letter to DCP Midstream, LLC claiming that the off specification NGLs delivered to their facility caused damage to their plant facility. On December 29, 2006 we entered into a settlement agreement with the customer to settle all issues regarding this matter, and their portion of the settlement was $0.3 million.
          In December 2006, El Paso E&P Company, L.P., or El Paso, filed a lawsuit against one of our subsidiaries in District Court, Harris County, Texas. The litigation stems from an ongoing commercial dispute involving our Minden processing plant that dates back to August 2000, which is prior to our acquisition of this asset from DCP Midstream, LLC. El Paso claims damages, including interest, in the amount of $5.7 million in the litigation, the bulk of which stems from audit claims under our commercial contract for historical periods prior to our ownership of this asset. We will only be responsible for potential payments, if any, for claims that involve periods of time after the date we acquired this asset from DCP Midstream, LLC in December 2005. It is not possible to predict whether we will incur any liability or to estimate the damages, if any, we might incur in connection with this matter. Management does not believe the ultimate resolution of this issue will have a material adverse effect on our consolidated financial position.
          Insurance — For a portion of 2006, we obtained property and excess liability insurance coverage through DCP Midstream, LLC. In 2006, DCP Midstream, LLC carried our property and excess liability insurance coverage with an affiliate of Duke Energy and an affiliate of ConocoPhillips. DCP Midstream, LLC provides our remaining insurance coverage with a third party insurer. DCP Midstream, LLC’s insurance coverage includes: (1) commercial general public liability insurance for liabilities arising to third parties for bodily injury and property damage resulting from operations; (2) workers’ compensation liability coverage to required statutory limits; (3) automobile liability insurance for all owned, non-owned and hired vehicles covering liabilities to third parties for bodily injury and property damage; (4) excess liability insurance above the established primary limits for commercial general liability and automobile liability insurance; (5) property insurance covering the replacement value of all real and personal property damage, including damages arising from boiler and machinery breakdowns, windstorms, earthquake, flood damage and business interruption/extra expense; and (6) directors and officers insurance covering our directors and officers for acts related to our activities. All coverages are subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations. Effective August 2006, we contracted with a third party insurer for their property and primary liability insurance coverage.
          Environmental — The operation of pipelines, plants and other facilities for gathering, transporting, processing, treating, or storing natural gas, NGLs and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste management and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines, plants, and other facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of injunctions or restrictions on operation. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on our consolidated financial position.
          Indemnification — DCP Midstream, LLC has indemnified us for three years after the closing of the initial public offering against certain potential environmental claims, losses and expenses associated with the operation of the assets and occurring before the closing of the initial public offering, on December 7, 2005. DCP Midstream, LLC’s maximum liability for this indemnification obligation is $15.0 million and DCP Midstream, LLC does not have any obligation under this indemnification until our aggregate losses exceed $250,000. DCP Midstream, LLC has no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of the initial public offering. We have agreed to indemnify DCP Midstream, LLC against environmental liabilities related to our assets to the extent DCP Midstream, LLC is not required to indemnify us.
          Additionally, DCP Midstream, LLC will indemnify us for three years after the closing for losses attributable to title defects, certain retained assets and liabilities (including preclosing legal actions relating to contributed assets) and income taxes attributable to pre-closing operations. We will indemnify DCP Midstream, LLC for all losses attributable to the postclosing operations of the assets contributed to us, to the extent not subject to DCP Midstream, LLC’s indemnification obligations. In addition, DCP Midstream, LLC has agreed to indemnify us for up to $5.3 million of our pro rata share of any capital contributions required to be made by us to Black Lake associated with any repairs to the Black Lake pipeline that are determined to be necessary as a result of the ongoing pipeline integrity testing occurring from 2005 through 2007. DCP Midstream, LLC has also agreed to indemnify us for up to $4.0 million of the costs associated with any repairs to the Seabreeze pipeline that are determined to be necessary as a result of pipeline integrity testing that occurred in 2006. Pipeline integrity testing and repairs are our responsibility and are recognized as operating and maintenance expense. Any reimbursement of these expenses from DCP Midstream, LLC will be recognized by us as a capital contribution. Reimbursements related to the Seabreeze pipeline integrity repairs in 2006 were not significant.
          Other Commitments and Contingencies — We utilize assets under operating leases in several areas of operation. Rental expense for leases with escalation clauses is recognized on a straight line basis over the initial lease term.
          Minimum rental payments under our various operating leases in the year indicated are as follows at December 31, 2006 ($ in millions):

2007	$9.7
2008	7.8
2009	5.8
2010	5.1
2011	4.3
Thereafter	10.4

Total minimum rental payments	$43.1

17. Business Segments
          Our operations are located in the United States and are organized into three reporting segments: (1) Natural Gas Services; (2) Wholesale Propane Logistics; and (3) NGL Logistics.
          Natural Gas Services — The Natural Gas Services segment consists of the North Louisiana system assets, an integrated gas gathering, compression, treating, processing, and transportation system located in northern Louisiana and southern Arkansas that includes the Minden and Ada natural gas processing plants and gathering systems and the Pelico intrastate natural gas gathering and transportation pipeline.
          Wholesale Propane Logistics — The Wholesale Propane Logistics segment consists of six owned propane rail terminals located in the Midwest and northeastern United States, one leased propane marine terminal located in Providence, Rhode Island, one propane terminal pipeline under construction in Midland, Pennsylvania and access to several open access pipeline terminals.
          NGL Logistics — The NGL Logistics segment consists of the Seabreeze and Wilbreeze NGL transportation pipelines, which are located along the Gulf Coast area of southeastern Texas, and a non-operated 45% equity interest in the Black Lake interstate NGL pipeline located in northern Louisiana and southeastern Texas, and regulated by the Federal Energy Regulatory Commission, or FERC. DCP Midstream, LLC owns a 5% interest in Black Lake, effective with the date of the initial public offering, and an affiliate of BP PLC owns the remaining interest and is the operator of Black Lake.
          These segments are monitored separately by management for performance against our internal forecast and are consistent with internal financial reporting. These segments have been identified based on the differing products and services, regulatory environment and the expertise required for these operations. Gross margin is a performance measure utilized by management to monitor the business of each segment. The accounting policies for the segments are the same as those described in Note 2.

          The following table sets forth our total assets segment information as of December 31, 2006 ($ in millions):

Segment non-current assets:
Natural Gas Services	$147.4
Wholesale Propane Logistics	50.2
NGL Logistics	35.1
Other (a)	109.3

Total non-current assets	342.0
Current assets	159.6

Total assets	$501.6

(a)	Other non-current assets not allocable to segments consist of restricted investments, unrealized gains on non-trading derivative and hedging instruments, and other non-current assets.
18. Subsequent Events
          In April 2007, we acquired certain gathering and compression assets located in North Louisiana for approximately $10.2 million. This acquisition was financed via the redemption of existing securities held as restricted investments.
          In March 2007, we entered into a definitive agreement to acquire certain gathering and compression assets located in southern Oklahoma from Anadarko Petroleum Corporation for approximately $180.3 million, subject to customary closing conditions and certain regulatory approvals. We paid an earnest deposit of $9.0 million when we entered into this agreement. If Anadarko Petroleum Corporation terminates because we materially breach our representations, warranties or covenants under this agreement, they may retain this earnest deposit as liquidated damages. This transaction is expected to close in the second quarter of 2007. We expect to fund the purchase price by the issuance of partnership units and by proceeds from our credit facility.
          On January 24, 2007, the board of directors of our General Partner declared a quarterly distribution of $0.43 per unit, payable on February 14, 2007, to unitholders of record on February 7, 2007.